Exhibit 10.1

Owens & Minor, Inc. Executive Deferred Compensation and Retirement Plan Plan Description Published January 2013

Owens & Minor, Inc. Executive Deferred Compensation and Retirement Plan Contents Overview 1 Background and Purpose 1 Eligibility 2 Elections to Defer Compensation 2 Accounts 4 Vesting of Contributions 4 Investment Earnings 5 Distributions 5 Funding 7 Tax Effects 7 Administration 7 Beneficiaries 8 Amendment and Termination 8 Claims Review 8

Owens & Minor, Inc. Executive Deferred Compensation and Retirement Plan The following is a summary of the main provisions of the Owens & Minor, Inc. Executive Deferred Compensation and Retirement Plan (the “Plan”) as adopted as of January 1, 2013. The official and controlling provisions of the Plan are contained in the Plan document. In case of differences between this summary of the Plan and the Plan document, the official Plan document always prevails. Overview The Plan is a nonqualified, deferred compensation plan available to a select group of senior management and highly compensated employees of Owens & Minor, Inc. (referred to as the “Company” in this plan description). The Plan is intended to provide an additional savings opportunity to help you meet your financial goals. Under the Plan, you may elect to defer pre-tax dollars without regard to the limits imposed by the Internal Revenue Service (IRS) under the Owens & Minor 401(k) Savings and Retirement Plan (the “401(k) Plan”). Participation in the Plan is separate from and in addition to any contributions you may make under the 401(k) Plan. Background and Purpose Background The Company maintains the 401(k) Plan for the purpose of providing retirement benefits to its Eligible Employees. The tax laws governing the 401(k) plan limit the maximum amount that teammates can contribute. In addition, teammates who are classified as “highly compensated employees” under the tax laws may be further limited as to the amount they may contribute to the 401(k) Plan due to nondiscrimination tests that must be performed on the 401(k) plan. Purpose The purpose of this Plan is to provide Eligible Employees an opportunity to defer compensation and supplement their retirement income beyond what is allowed in the 401(k) Plan. The Plan allows you to defer substantially more on a pre-tax basis than you would be able to contribute in the 401(k) Plan due to IRS and/or Plan limits. Similar to the 401(k) Plan, when you defer a portion of your current income, the money grows tax-deferred—keeping any investment earnings in your account until distribution. 1 Owens & Minor Executive Deferred Compensation and Retirement Plan | Plan Description January 2013

Type of Plan The Plan is a nonqualified, deferred compensation plan (available to only a select group of senior management and highly compensated employees). The Plan is subject only to minimal requirements under the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan is not subject to the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), but is subject to Section 409A of the Code, which regulates the timing of distributions and deferral elections under nonqualified deferred compensation arrangements such as the Owens & Minor, Inc. Executive Deferred Compensation and Retirement Plan. The Plan is an “unfunded” arrangement, and all benefits are payable from the Company’s general assets. See Funding for more information. Eligibility Eligible Employee Teammates eligible to participate in the Plan are selected by the Company. The Board of Directors is not eligible to participate. Beginning of Teammates begin Plan participation once they have made a deferral Participation election during the enrollment period. Elections to Defer Compensation Amount As an Eligible Employee, you may make a separate election to defer into the Plan a percentage of your base salary and/or annual bonus payments for a given calendar year. You may elect to defer the following compensation: Base Salary – Between 1% - 75% of your eligible Base Salary Annual Incentive Bonus – Between 1% - 100% of your eligible Annual Incentive Bonus Each year when you make your election, you will also elect how those deferrals will be invested and the time and form of the payment of your benefit. Company The Company will make a 100% match Contribution on up to the first Contribution 5% of compensation deferred to this Plan, less the maximum match that you could have received under the Owens & Minor 401(k) Savings and Retirement Plan. This amount will be further reduced by the 1% Owens & Minor Contribution contributed on your behalf to the Owens & Minor 401(k) Savings and Retirement Plan for the Plan Year. 2 Owens & Minor Executive Deferred Compensation and Retirement Plan | Plan Description January 2013

In order to maximize the company's Contributions, you must defer:

- The maximum Compensation that would be eligible for a match under the Owens & Minor 401(k) Savings and Retirement Plan for the Plan Year, and
- The maximum Compensation that would be eligible for a match under the Owens & Minor, Inc. Executive Deferred Compensation and Retirement Plan for the corresponding Plan Year.

For example, if you contribute 10% of your pay to the 401(k) Plan and 10% to the Owens & Minor, Inc. Executive Deferred Compensation and Retirement Plan, you will receive a 5% Company contribution (4% matching contribution and 1% non-elective contribution) (up to IRS limits) in your 401(k) Plan and a 5% Contribution to this Plan on Compensation not matched in the 401(k) Plan. This table shows an example.

Component	401(k) Savings and Retirement Plan Contributions	Executive Deferred Compensation and Retirement Plan
Your Compensation	$400,000	
Your Contributions		
Base Salary	$17,500 *(Maximum IRS-allowed contribution)*	$0
Annual Incentive Bonus	+ $0	+ $40,000
Total Contributions	**$17,500**	**$40,000**
Owens & Minor Contributions		
Match Contribution	$10,200 *(4% of compensation up to IRS limits, $255,000 in 2013)*	$7,250 *(100% of first 5% of compensation deferred minus maximum Owens & Minor contributions to the 401(k) Savings and Retirement Plan — $20,000 - $12,750)*
1% Profit Sharing Contribution	+ $2,550	+ $0
Owens & Minor Total Contributions	**$12,750**	**$7,250**
Total Contributions *(Your Contributions + Owens & Minor Contributions)*	**$30,250**	**$47,250**
	$77,500 in pre-tax contributions for the year across plans (19% of pay)	

3

Owens & Minor Executive Deferred Compensation and Retirement Plan | Plan Description January 2013

Initial Elections Elections to defer a portion of your compensation to the Plan for a calendar year must be made during the enrollment period. The enrollment period for Base Salary is typically held in December each year and Base Salary deferrals begin the following January 1. The enrollment period for bonus deferrals is held in June and your Annual Incentive Bonus deferral will be effective for your Annual Incentive Bonus paid in March of the following plan year. For example, you will make your bonus deferral election in June 2013 for your 2013 Annual Incentive Bonus (paid in 2014). Election Change Each year, you must elect the percentage of your compensation being deferred by providing a new deferral election during the annual enrollment period. The enrollment period for Base Salary is typically held in December each year; the enrollment period for Annual Incentive Bonus deferrals is held in June. The deferral election you make each enrollment period is irrevocable and will remain in effect for the next full calendar year. If you wish to cease deferrals into the Plan, you may do so by not making an election during the next designated election period; the change will be effective as of the beginning of the next calendar year. You may not elect to change or reduce your deferral election(s) during a calendar year except in instances of an unforeseeable financial emergency. If you suffer an unforeseeable financial emergency and are granted a distribution with regard to this, your deferrals to the Plan will cease for the remainder of that calendar year. See Unforeseeable Emergency for information regarding what may constitute an “unforeseeable financial emergency.” Accounts Amounts deferred under the Plan will be credited to your Account as recordkeeping accounts. These Account balances are intended only to reflect the benefit due to you under the Plan; they do not entitle you to any specific property of the Company. You may access information regarding your Account at any time through the Plan Service Center at www.netbenefits.com or by calling 1-800-835-5095. Vesting of Contributions Deferred You are always one hundred percent (100%) vested in the amounts Compensation (and any credited earnings) you defer to Plan (this includes all of your deferred compensation). Company Company Contributions to the Plan are immediately vested. Contributions 4 Owens & Minor Executive Deferred Compensation and Retirement Plan | Plan Description January 2013

Investment Earnings Individual You will have the right to elect the investment funds on which your rate Direction of return for the value of your Plan account will be based, and for purposes of calculating your “investment earnings and losses,” your Account will be treated as if it is invested in these funds. However, while the Company is obligated to pay you the vested value of your Account, including this investment return, it is legally required to retain control and ownership of all assets. The Plan Committee will select and may add or eliminate at any time the investment funds from which you may select. When you first enroll in the Plan or elect to defer your compensation, you must choose an investment option(s) among these available funds. You may direct the deemed investment of future contributions to your Account and your existing Account balance(s) in the various funds in multiples of 1%. Investment Funds A description of the investment funds selected by the Plan Administrator and information on the historical performance of the funds is set forth on the Summary of Investment Options. This information can also be found by logging into www.netbenefits.com using your username and password. Select Owens & Minor EDCP. Changes to Your You may change your investment election for the allocation of your Investment future deferrals and/or how your existing Account balances are invested at any time. To make changes to your investment allocations, Elections contact the Plan Service Center at 1-800-835-5095 or visit www.netbenefits.com. Your changes will be effective immediately. Distributions Timing and Form When you first enroll in the Plan or elect to defer your compensation of Payment you will choose when and how your Account balances will be paid to you in the future. Account balances may include any deferred compensation and Company Match Contributions if applicable. You may, however, elect to receive your distribution upon a specified date either as a lump sum or annual installment payments over one to 10 years. See Subsequent Distribution Election for information about changing your distribution election. Annual distribution will be processed on the 15th of January. Monthly distributions will be processed on the 15th of each month dependent upon your distribution request. If payment is made in installments, the unpaid portion of your accounts will continue to be credited with earnings in accordance with the Plan document until complete payment of your vested Account balances. In the event of a change of control of the Company (as defined in the 5 Owens & Minor Executive Deferred Compensation and Retirement Plan | Plan Description January 2013

Plan document), you may elect to have your Account balances paid to you in a single lump sum amount. Death In the event of your death, your beneficiary shall be entitled to the amounts credited to your Account. Payment to your beneficiary will be made as soon as administratively feasible in a single lump sum. Disability In the event you become disabled, you shall be entitled to the amounts credited to your Account. Payment will be made as soon as administratively feasible in a single lump sum. Subsequent You may make a change to your existing distribution election for each Distribution year’s deferral within the following parameters: Election An election to change any payment scheduled to be made at a specified time or according to a fixed schedule will not be effective unless it was made at least 12 months before the date you originally elected to receive payment of the Account balance or it was scheduled to be paid; and The new commencement date must be at least five years after the original date the payment was scheduled to be made. You are only permitted to make one distribution change for each year’s deferral payment based upon the above parameters. Unforeseeable A distribution of the vested portion of your accounts may be allowed Emergency before the time otherwise specified for payment if you suffer an unforeseeable financial emergency. The amount of the distribution will be limited to an amount necessary to satisfy your emergency need. The term “unforeseeable financial emergency” generally means a severe financial hardship resulting from a sudden and unexpected illness or accident experienced by either you or your dependents, the loss of property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond your control, which you cannot satisfy through available or attainable assets. As determined under current law, the definition of an unforeseeable financial emergency for this purpose does not include the need to send a child to college or the desire to purchase a home. The Plan Administrator will evaluate the facts and circumstances of each hardship request. You will receive a single lump sum payment as soon as possible following the Plan Administrator’s determination that you have suffered an unforeseeable financial emergency. If you receive payment under the Plan upon an unforeseeable financial emergency, then your deferral election will be terminated. If your deferral election is so terminated, you may again elect to make deferrals to the Plan as of the first day of any subsequent calendar year. Similarly, if you receive a Hardship Withdrawal from the 401(k) Plan, then your deferral election will be terminated for the remainder of the calendar year in which you received the hardship distribution. 6 Owens & Minor Executive Deferred Compensation and Retirement Plan | Plan Description January 2013

Funding Unfunded Status The Plan is an unfunded arrangement, which means that the Company has a contractual obligation to pay you your benefit. The Company is not required to segregate any amounts deferred under the Plan, and all payments will be made from the Company’s general assets. General Creditor You will at all times be and remain a general, unsecured creditor of the Company. Security The Company has established a “rabbi trust” to hold, invest and reinvest the deferrals you make under the Plan and any Company contributions. Please understand that, under current law, it is not possible to protect these assets from the claims of the Company’s general creditors in the event of bankruptcy or insolvency. Tax Effects Deferred The Plan is intended to allow you to defer from income taxation the Contributions amount you elect to defer under the Plan. However, your deferrals remain subject to FICA taxes. Company If the Company in its sole discretion contributes an amount to your Contributions account, that contribution made under the Plan will be subject to FICA taxes. Distributions Distributions from Plan will be subject to federal and state income taxes at the time you receive them at the then prevailing tax rates. Because FICA taxes were paid on the front/contribution end, your distributions from the Plan will not be subject to FICA taxes. Unlike distributions from a qualified retirement plan, distributions from the Plan are not subject to tax penalty for early distribution, and they may not be rolled over to another plan or Individual Retirement Account. Administration The Owens & Minor, Inc. Executive Deferred Compensation and Retirement Plan is administered by the Board’s Compensation and Benefits Committee (the Committee). The Committee has the exclusive authority to interpret the Plan and decide all questions that arise under the Plan. 7 Owens & Minor Executive Deferred Compensation and Retirement Plan | Plan Description January 2013

Beneficiaries You may name anyone you desire to be the beneficiary or beneficiaries of your account balances under the Plan by completing a Beneficiary Designation Form or designating a beneficiary online. If you die without designating a beneficiary or, if your designated beneficiary is not surviving when payment is to be made under the Plan and no contingent beneficiary is alive, your benefit will be paid to your estate. Your beneficiary designations have important estate distribution and estate/inheritance tax consequences. You are encouraged to consult with your own legal or tax advisor in selecting your beneficiary or beneficiaries. Amendment The Company may modify its terms in any respect whatsoever. The Company also has certain amendment rights under the Plan. The and Company may terminate the Plan. However, no amendment or Termination termination may reduce the amount of benefits already credited to your account. Claims Review If you have a claim for benefits under the Plan, you may submit the claim to the Committee. If the Committee denies or modifies the claim, you may pursue a review of such claim. Further details of the claims review procedures are provided in the Plan Document. 8 Owens & Minor Executive Deferred Compensation and Retirement Plan | Plan Description January 2013

Schedule A Comparison of Plans Owens & Minor, Inc. Executive Deferred Owens & Minor 401(k) Principal Compensation and Savings and Retirement Characteristics Retirement Plan Plan Deferral on Pre-Tax Basis Yes Yes FICA/Medicare Withheld on Deferrals Yes Yes FICA/Medicare Withheld on Company Yes No Contributions Earnings Accumulate Tax Deferred Yes Yes Actual Funds or Assets Held in participant No Yes Accounts Funds or Assets Avoid the Claims of Employer’s No Yes General Creditors in Bankruptcy Distributions Subject to Income Taxes Yes Yes Federal Income Tax Statutory Withholding Tax 28%(1) 20%(1) (2) Rate on Lump Sum Payments Rollover into an IRA Allowed No Yes 10% Penalty Tax for Pre-Age 59½ Distribution No Yes Hardship Withdrawals Available Yes(3) Yes Loans Against Accounts Available No Yes (1) These are merely withholding rates; the same ordinary income tax rates will apply. (2) If not rolled over. (3) “Hardship” definition is different than in the 401(k) Plan.